Exhibit 99.3

WRITTEN CONSENT TO ACTION WITHOUT MEETING

OF THERAPY CELLS, INC.

BOARD OF DIRECTORS' RESOLUTION APPROVING REVERSE SPLIT OF ALL ISSUED AND OUTSTANDING SHARES OF THE COMMON STOCK

Pursuant to W.S.17-16-1020, and the bylaws, the following action is taken and approved by the Board of Directors of THERAPY CELLS, INC. (the “Company”) by unanimous written consent as if a meeting had been properly called and held and all the directors were present at the meeting and voted in favor of such action:

WHEREAS, the Company wishes to avoid any excess inflation or deflation of the price of its shares of its Common Stock; and

WHEREAS, the Company believes that a reverse split of all issued and outstanding shares of Common Stock is the best way to achieve that aim; and

WHEREAS, the total number of shares of Common Stock the Company currently has issued and outstanding, as of August 22, 2011, is 1,556,004,014; and

WHEREAS, a 1 for 1,500 reverse split of its shares of Common Stock would result in approximately 1,037,337 total shares of Common Stock issued and outstanding; now, therefore, be it

RESOLVED, that the Company authorize and enact a 1 for 1,500 reverse split of its shares of Common Stock (the “reverse stock split”); and be it further

RESOLVED, that the record date and time of the reverse stock split be Friday, September 16, 2011 at 6:00 p.m. PDT; and be it further

RESOLVED, that both the effective date and time, and payable date and time, of the reverse stock split be Monday, September 19, 2011 at 6:00 a.m. PDT; and be it further

RESOLVED, that if, as a result of the reverse stock split, any shareholder holds a non-whole number of shares, that the shareholder be issued an additional fraction of a share sufficient to increase the number of shares held by the shareholder to the next whole number of shares; and be it further

RESOLVED, that the Company’s President, Christopher Glover, send a conformed copy of this resolution to the Company’s transfer agent, Action Stock Transfer Corp.; and be it further

RESOLVED, that the reverse stock split will not in any way affect the stated par value or number of authorized shares or in any other way change, alter or otherwise amend the Company’s Articles of Incorporation in the state of Wyoming, and that therefore no amendment to the Articles of Incorporation is required; and be it further

RESOLVED, that the directors of this Company are empowered and directed, in the name of and on behalf of the Company, to execute and sign this Resolution; and the officers and directors of the Company are empowered and directed in the name and on behalf of the Company to execute and deliver all documents, to make all payments, and to perform and otherwise act as necessary to carry out the purposes and intent of this Resolution, and all such acts and doings of the officers of the Company consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.

IN WITNESS WHEREFORE, the undersigned, being the sole Director of THERAPY CELLS, INC., hereby signs this consent on August 22, 2011.

/s/Christopher Glover

Christopher Glover

Sole Director

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